Exhibit 10.1

Exhibit 10.1
Name:	[●]
Number of Restricted Stock Units:	[●]
Date of Grant:	[●]

The Michaels Companies, Inc.
2014 Omnibus Long-Term Incentive Plan

Restricted Stock Unit Agreement (Directors)

This agreement (this “Agreement”) evidences the grant of restricted stock units (the “Restricted Stock Units”) by The Michaels Companies, Inc. (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of The Michaels Companies, Inc. 2014 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1. Grant of Restricted Stock Units.  The Company hereby grants to the Grantee on the date of grant set forth above (the “Date of Grant”) an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7(b) of the Plan in respect of transactions occurring after the date hereof.

2. Meaning of Certain Terms. Each initially capitalized term used but not separately defined herein has the meaning assigned to such term in the Plan.

3. Vesting.  The term “vest” as used herein with respect to any Restricted Stock Unit means the lapsing of the restrictions described herein with respect to such Restricted Stock Unit.  Unless earlier terminated, forfeited, relinquished or expired, the Award shall vest in full upon the first anniversary of the Date of Grant, provided that the Grantee has remained in continuous Employment from the Date of Grant through the applicable vesting date.

4. Forfeiture Risk.  If the Grantee’s Employment ceases for any reason, including death, any then outstanding and unvested Restricted Stock Units acquired by the Grantee hereunder shall be automatically and immediately forfeited, subject to Section 3(b) above.

5. Delivery of Stock.  The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units (or any portion thereof), but in all events no later than thirty (30) days following the date on which such Restricted Stock Units vest, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the terms of the Plan and this Agreement.

6. Dividends, etc.  The Grantee shall have the rights of a shareholder with respect to a share of Stock subject to the Award only at such time, if any, as such share is actually delivered under the Award.  Without limiting the generality of the foregoing and for the avoidance of doubt, the Grantee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless such share has been actually delivered hereunder and is held by the Grantee on the record date for such vote or dividend (or other distribution), as the case may be.
7. Nontransferability. Neither the Award nor the Restricted Stock Units may be transferred.
8. Certain Tax Matters.
(a)

The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)

By accepting the Award, the Grantee hereby acknowledges and agrees that, unless the Grantee notifies the Company at least two (2) days prior to the vesting that he or she, the Grantee will have been deemed to have elected to have the Company hold back whole shares of Stock otherwise deliverable pursuant to Section 5 having a fair market value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company), with the Company accepting a payment in cash or by check by the Grantee to the extent of any remaining balance of the Withholding Obligation not satisfied by such withholding of shares.

(c)

The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

9. Forfeiture/Recovery of Compensation.  By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, under the Award or to any Stock received following the vesting of the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 12 of this Agreement.

10. Form S-8 Prospectus. The Grantee acknowledges having received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.
11. Governing Law. Notwithstanding anything to the contrary in the Plan, Section 10 of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except where preempted by federal law.  Both parties hereby consent and submit to the jurisdiction of the state and federal courts in Dallas County, Texas in all questions and controversies arising out of this Agreement.

12. Acknowledgments.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award is, and the Restricted Stock Units are, subject in all respects to, the terms of the Plan.  The Grantee further acknowledges and agrees that (a) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder, and (b) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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Executed as of the ___ day of [●],  [●].

Company:	THE MICHAELS COMPANIES, INC.

By: ______________________________ Name: Title:

Grantee:	__________________________________ Name: Address: